Exhibit 99.2

November 23, 2007

VanceInfo Technologies Inc.

3/F, Building 8, Zhongguancun Software Park

Haidian District, Beijing

People’s Republic of China

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding Hong Kong, Macau and Taiwan) and are qualified to issue this legal opinion.

We have acted as PRC counsel for VanceInfo Technologies Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (a) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, on November 23, 2007, relating to the offering (“Offering”) by the Company and certain selling shareholders of the Company a certain number of American depositary shares (“ADSs”), representing ordinary shares, par value US$0.001 per share, of the Company and (b) the Company’s proposed listing of its ADSs on the New York Stock Exchange. We have been requested to give this opinion on (a) the contractual arrangements of VanceInfo Creative Software Technology Ltd. (“VanceInfo Beijing”) and Shanghai Megainfo Tech Co., Ltd. (“Megainfo”) and the legality and validity of the agreements referred in Schedule 1 hereto (“Agreements”) among VanceInfo Beijing, Megainfo and the shareholder of Megainfo as applicable, and (b) the applicability of the Regulations on Merger and Acquisition of Domestic Enterprises by Foreign Investors promulgated on August 8, 2006 and effective as of September 8, 2006 (the “M&A Rules”).

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company, VanceInfo Beijing and Megainfo and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company, VanceInfo Beijing and Megainfo and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion, including without limitation copies of the documents set out in Schedule 1.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the documents as they were presented to us up to the date of this opinion and that none of the documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company, VanceInfo Beijing and Megainfo with proper authority and upon representations, made in or pursuant to the Agreements.

As used herein, (a) “PRC Law” means all applicable laws, regulations, rules, statutes, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC, including tax laws and regulations, in effect on the date of this opinion; (b) “Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC; (c) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, disclosures, registrations, exemptions, permissions, endorsements, annual inspections, qualifications, permits and licenses required by any PRC authorities pursuant to any PRC Law; and (d) “Material Adverse Effect” means a material adverse effect on the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company, VanceInfo Beijing and Megainfo taken as a whole, whether or not arising in the ordinary course of business; (e) “Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

This opinion is rendered on the basis of the PRC Law effective as of the date hereof and there is no assurance that any of the PRC Law will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

Based on the foregoing and based on the assumptions that the information provided to us by the Company, VanceInfo Beijing and Megainfo is correct, complete and accurate and that none of the Company, VanceInfo Beijing and Megainfo has withheld any material information which is relevant for the purposes of providing the opinion herein from us and the qualifications set forth below, we are of the opinion that:

1.	VanceInfo Beijing has been duly incorporated and is validly existing as a wholly foreign owned enterprise with limited liability under the PRC Law and its business license is in full force and effect; all of the equity interests of VanceInfo Beijing are owned by the Company and to the best of our knowledge after due inquiry, such equity interests are free and clear of any pledge or claim.

2.	Megainfo has been duly incorporated and is validly existing as a limited liability company under the PRC Law and its business license is in full force and effect; Mr. Zhao Ming is registered with the Governmental Agency as the sole owner of all the equity interests of Megainfo and to the best of our knowledge after due inquiry, except for the arrangements under the Agreements, such equity interests are free and clear of any pledge or claim.

3.	The contractual arrangement between VanceInfo Beijing and Megaingo as set forth in the Prospectus under the caption “Corporate History and Structure” dose not and immediately after the Offering, will not violate the currently effective PRC Law.

4.	Each of the Agreements to which VanceInfo Beijing or Megainfo is a party has been duly authorized, executed and delivered by VanceInfo Beijing and Megainfo (as the case may be), and each of VanceInfo Beijing and Megainfo has, to the extent applicable, taken all necessary corporate actions to authorize the execution, delivery and performance thereof; each of VanceInfo Beijing and Megainfo had the corporate power and capacity to enter into and perform its obligations thereunder; each of the Agreements to which VanceInfo Beijing and Megainfo is a party constitutes the legal, valid and binding obligation of VanceInfo Beijing and Megainfo (as the case may be), enforceable against the VanceInfo Beijing and Megainfo (as the case may be) in accordance with its terms, subject to, as to enforceability, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.	Each of the Agreements to which Mr. Zhao Ming is a party has been duly executed and delivered by Mr. Zhao Ming; Mr. Zhao Ming had the power and capacity to enter into and perform his obligations thereunder; each of the Agreements to which Mr. Zhao Ming is a party constitutes the legal, valid and binding obligations of Mr. Zhao Ming, enforceable against him in accordance with its terms, subject to, as to enforceability, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.	The execution and delivery of, and the performance of its obligations under each Agreements by each of VanceInfo Beijing and Megainfo to which it is a party and the consummation of the transactions contemplated therein will not: (a) to the best of our knowledge after due inquiry, conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC Law to which it is a party or by which it or any of its properties or assets are bound, except for such conflict, breach, violation or default would not have a Material Adverse Effect; (b) result in any violation of any provision of its articles of association or other constituent documents or business license; or (c) result in any violation of any of the PRC Law.

7.	The execution and delivery, and the performance of his obligations under each Agreements by Mr. Zhao Ming to which he is a party and the consummation of the transactions contemplated therein, will not result in any violation of any of the PRC Law.

8.	Each of the Agreements is in proper legal form under the PRC Law for the enforcement thereof against each of VanceInfo Beijing, Megainfo and Mr. Zhao Ming, as the case may be, in the PRC without further action by any of VanceInfo Beijing, Megainfo and Mr. Zhao Ming.

9.	The obligations undertaken by and the rights granted by each party to each Agreements are legally permissible under the PRC Law. No Governmental Authorizations are required to be obtained for the performance by VanceInfo Beijing and Megainfo of their obligations and the transactions contemplated under each Agreements other than those already obtained; provided, however, any exercise by VanceInfo Beijing of its call option under the Exclusive Technical Development and Consulting Agreement will be subject to (a) the approval of and/or registration with the Government Agencies in the PRC for the resulting equity transfer, and (b) the exercise price for equity transfer under the Exclusive Technical Development and Consulting Agreement must comply with relevant PRC laws, including the requirement that the exercise price for such equity transfer to reflect the appraised value at the time of exercise, as determined by an appraiser qualified to perform such appraisals.

10.	The M&A Rules jointly promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and SAFE, provide that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles (together with the M&A Rules, the “M&A Rules and Related Clarifications”). As of the date hereof, the CSRC has not issued any definitive rule or interpretation concerning whether offerings like the offering as contemplated by the Prospectus are subject to the new procedure provided in the M&A Rules and Related Clarifications. Given that the Company and VanceInfo Beijing have completed their restructuring before September 8, 2006, the effective date of the M&A Rules, and that the Company was formed for the sole purpose of facilitating private equity investment, the Company is not required to submit an application to the CSRC for the approval of the Offering and the listing and trading of the ADSs on the New York Stock Exchange.

This opinion is rendered to the party listed above for the purpose hereof only and may not be issued, quoted or disclosed to any other party for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement, and to the use of our name under the captions “Risk Factors”, “Legal Matters”, “Enforceability of Civil Liabilities” and “Regulation” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jun He Law Offices
Jun He Law Offices

Schedule 1 Agreements

1.	Exclusive Technical Development and Consulting Agreement dated March 31, 2007 by and among VanceInfo Beijing, Megainfo and Mr. Zhao Ming;

2.	Power of Attorney dated March 31, 2007 issued by Mr. Zhao Ming.

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